Exhibit 99.1

                          ADDVANTAGE TECHNOLOGIES GROUP, INC.
                             APPOINTS NEW BOARD MEMBER

     Broken Arrow, Oklahoma, April 12, 2004--ADDvantage Technologies Group, Inc. (AMEX:AEY) announced today the appointment of Henry F. McCabe to their Board of Directors to fill the vacancy created by the resignation of Gary Young. Mr. McCabe is Chairman of the Board of McCabe Minerals Inc. in Tulsa, Oklahoma. He was the Co-Founder of the company in 1976 and engages in numerous other business enterprises.

     "We are excited and fortunate to have a director with Henry's qualifications and background to serve as our third independent director. He will complement our existing Board as we continue to focus on the strategic growth and direction of the Company," said Ken Chymiak, President and CEO of ADDvantage.

     Gary Young served on the ADDvantage board for over four years, and previously held the position of Chief Financial Officer with ADDvantage Media Group. Dave Chymiak, Chairman of the Board, commented, "Ken and I, along with the rest of the Board, want to thank Gary for his unfailing dedication and commitment to ADDvantage, which began prior to the Tulsat acquisition. We wish Gary good health and best wishes as he enjoys his retirement."

ADDVANTAGE TECHNOLOGIES GROUP, INC. and its subsidiaries, TULSAT, Lee Enterprise, NCS Industries, Comtech Services, TULSAT-Texas, and TULSAT-Atlanta comprise an organization involved in the sale of new and surplus cable television ("CATV") equipment , and providing re-manufacture and repair services of that equipment to the franchised and private cable television industries. The Company operates Scientific-Atlanta 3rd Party
Authorized Repair Centers for certain product lines and is a Scientific-Atlanta Master Distributor for most current products and exclusive distributor for SA legacy products. The Company is also a distributor for Motorola, Blonder-Tongue, Quintech, Videotek, Drake, Standard, Corning Gilbert, and others. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.

Contact:  ADDvantage Technologies Group, Inc., Broken Arrow
          Ken Chymiak       (9l8) 25l-2887
          David Chymiak     (9l8) 25l-2887
          Dee Cooper        (9l8) 25l-9l2l